Exhibit 99.2

Global Power Equipment Group Inc.

Third Quarter, 2004 Earnings Conference Call Transcript

October 26, 2004 – 9:00 AM EDT

Operator

Good morning. My name is Bonnie and I will be your conference facilitator today. At this time, I would like to welcome everyone to the third quarter 2004 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question-and-answer period. Thank you. Mr. Bob Zwerneman, you may begin your conference.

Bob Zwerneman, Global Power Equipment Group - Director of Investor Relations

Thank you Bonnie. Good morning everyone. I would like to welcome you to the Global Power Equipment Group’s third quarter 2004 earnings conference call. Joining me today on this call is Larry Edwards, Global Power Equipment Group’s Chairman, President and Chief Executive Officer; and Jim Wilson, our Chief Financial Officer.

On the homepage on our Web site, there is a link to the presentation that we will be using this morning. That site is www.globalpower.com. Within that presentation, slide 2 presents our Safe Harbor and Regulation G statements. In the interest of time today, we will move straight to our prepared remarks and handle the legal statements at the end of this call. So with that, I will turn the call over to Larry Edwards.

Larry Edwards, Global Power Equipment Group -Chairman, President and Chief Executive Officer

Thank you Bob and good morning everyone. Please turn with me to slide number 3. I will cover just a few topics this morning before turning it over to Jim to discuss the third quarter results. Let me start out with our marketing initiatives during the most recent quarter and provide some details on what we’re pursuing today.

We had a very successful third quarter in terms of bookings, where we totaled — booked a total of $107 million of new business into our firm backlog. That’s about what we booked in the first 9 months of 2003, and the highest quarter since the first quarter of 2002.

On a year-to-date basis, we’re close to $50 million ahead of what we booked for the entire year of 2003. Over $70 million of our third quarter orders, or around two-thirds, are for jobs outside the United States. This sharp rise in the volume of new orders underscores how the international market continues to gain strength.

Over half of the orders we booked in the United States during the quarter were for specialty boiler jobs, with much the balance falling under our retrofit business. What may surprise many of you is China accounted for only $6 million of our third quarter bookings, with our new acquisition Deltak China contributing approximately $12 million to third quarter bookings, about half of which were new orders placed during August and September. All in all, the market for power generation continues to gain strength. Our bookings are improving and we remain optimistic.

We have continued to focus much of our sales efforts in East and Southeast Asia, and I personally have been engaged in that effort. At an industry conference held in Bangkok a couple of weeks ago, which was very well attended, the discussions we held with customers and prospective customers were very promising.

Southeast Asian countries plan to spend several billion dollars each year for new power plants in order to keep up with power demand growth. Fortunately, many of these new plants will be gas turbines. Funding appears to be available for these capacity additions in both Southeast Asia as well as in China. In China, for auxiliary power equipment segment, we are in a good position to win significant business in the fourth quarter of this year.

On the HRSG side, timing for bookings for in country Chinese projects appears to be in the early 2005 time frame. In the Middle East, there are a number of very large projects in Saudi Arabia that we’re following, as well as new projects in Libya, Iraq, Jordan, the Emirates, Kuwait and Egypt. Some of the prospects are for desalinization and petrochemical projects as well as for additional power. Jim will provide greater details on our bookings and our revenues from this important area in a few minutes.

We also booked a number of special specialty boiler jobs during the most recent quarter that are integral components of LNG facilities for the Middle East. As we mentioned our second quarter call, a new project in Mexico quickly came onto our radar and we were successful in landing the order.

We’ve already begun engineering and plan to start fabrication work soon at our facility in Nanjing, China. This project is the first major HRSG project to be built for export from our facility in Nanjing, and we believe emphasizes why we felt so strongly about acquiring Nanjing Boiler Works, now Deltak China.

While I’m on the subject of Deltak China, we are having good success in staffing the operation there with Global Power employees that are Chinese nationals in the areas of finance, operation, and engineering.

In addition to Mexico, we have seen some strengthening in other areas of South America, markets that have been an inactive for quite some time. So as demonstrated by our approved bookings, the international market continues to strengthen.

Unfortunately, we do have a major challenge that is impacting the cost side of our business — increasing steel prices. If you will turn slide 4, you can see the trend in world steel prices over the past couple of years and why our 2005 guidance for gross margins are quite low compared to historical margins over the past 5 years.

We continue to take every step on the operating side of our business to control overhead, ship work to low-cost sources, and work with our suppliers and customers to minimize, where possible, the impact of higher steel costs.

As shown on this chart, steel prices continued to climb during the third quarter, up 90 percent over a year ago. While stabilized for the present, they are very high on a historical basis.

Higher nickel prices also have increased the surcharges we’re paying for stainless steel, something we also use a great deal of in our products. As stated in yesterday’s press release, we issued our initial earnings guidance for 2005 with revenues expected to range between $325 to $375 million. That’s up sharply from our 2004 expectation of between $220 to $240 million.

As a result of higher costs, though, we’re estimating our gross margin will range between 14 to 16 percent, similar to what we are experiencing in the second half of this year. Once steel prices stabilize or possibly even decline, we do expect our margins will return to more historical levels, somewhere around 3 to 4 percentage points above our 2005 guidance.

As to year-end 2004 backlog, based upon what we know today we can see another $20 to $40 million backlog addition by the end of the year, possibly more. We’ve already received firm indications for close to 40 percent of our estimated fourth quarter bookings as of last Friday. With that, I will turn the call over to Jim.

Jim Wilson, Global Power Equipment Group - Chief Financial Officer

Thanks Larry. Good morning everyone. If you will please turn to slide number 5, we will look at some of the highlights from the income statement. As we reported, earnings for the third quarter were $90,000 or break even on a diluted earnings per share basis, versus $3.0 million or 7 cents per diluted share last year. The third quarter results include previously announced restructuring charges of approximately $1.0 million, mainly tied to the closing of 2 facilities as previously discussed on our second quarter conference call.

Revenue for the third quarter was $59.7 million, up about 4 percent from the $57.3 million we reported in the third quarter of 2003. Our third quarter gross margin of 15.2 percent was lower than last year’s margin of 24.2 percent. This is at the bottom end of the range, which we provided for, in our third quarter earnings guidance. And as with the second quarter, higher steel costs were primarily responsible for the additional decline in our gross margins.

As Larry pointed out, steel prices rose another 14 percent sequentially from the second quarter. And we were unable to fully distribute those costs to our customers for jobs already bid.

EBITDA for the third quarter it was $1.4 million, compared to $6.1 million and the same period last year. Management restructuring charges had a $1.0 million effect on reported EBITDA during the period. The figures for the third quarter also include 2 months of our 90 percent interest in Deltak China located in Nanjing, China. That facility became part of our consolidated operations effective July 30.

Our Deltak China operation contributed approximately $2.7 million of revenue during the third quarter and around break even operating results. While the gross margins for the packaged boilers sold domestically within China range between 25 and 30 percent, we expect that the Deltak China operating results will be approximately break even for the near-term until we sell all the finished goods inventory which were written up to fair value as a result of our purchase.

Let me emphasize that our decision to purchase the Nanjing business was not based upon its packaged boiler business, but rather the manufacturing infrastructure, the local presence with 24 sales offices and the other essential elements as we discussed during our second quarter call.

If you turn slide number 6, you can see our P&L on a year-to-date basis. On our previous call we addressed some of the key variances in our gross margin and SG&A line items. I would like to address some of the same point again this morning.

Our year-to-date margin of 17.5 percent is less than the range of 18.5 to 19.5 percent that we provided in our annual earnings estimate a year ago, mainly as a result of significantly increased raw material prices as well as increasing competitive pressures.

In addition, year-to-date operating expenses are $4.7 million greater than expected. This is mainly due to a combination of $3.4 million of restructuring charges, along with $1.3 million of other higher than expected operating expenses such as — A, higher design and engineering costs relating to our high level of proposal activity which did give rise to sharply higher bookings to the third quarter; and B, additional costs related to the documentation, testing, and audit internal controls as required by section 404 of Sarbanes-Oxley. These costs are more than double what we originally estimated a year ago, something other companies are also experiencing. And C, costs relating to start up of our Chinese operations, including 2 months of operating expenses for Deltak China. Partially offsetting these higher costs are lower-than-expected accrued compensation costs.

Turning to slide number 7, you can see our third quarter and year-to-date revenue on a segment and geographic basis compared to last year. Revenue was up about $2.5 million in our heat recovery segment and flat in our auxiliary power segment from the same quarter last year. For the first 9 months, those segments are down somewhat with auxiliary power revenues down slightly more falling $16.4 million, while heat recovery is off 10.0 million, or by 16 and 10 percent respectively.

The United States represented 29 percent of our third quarter revenue and 37 percent of our 9-month revenue, as compared to 72 percent and 71 percent respectively for the comparable prior year period. This downward trend should continue, although the steepest part of the decline has taken place over the past year. Almost two-thirds of our third quarter revenue was tied to Asia and the Middle East, with Asia now our largest market at just under 50 percent of our third quarter revenue.

Turning to slide number 8, you can see the historical margins on a quarterly basis. The third quarter gross margin of 15.2 percent is below the historical average of 20.3 percent and at the bottom end of our second half estimate of between 15 to 17 percent. Based upon the full two-year 2004 figures we provided in yesterday’s earnings release, that should put our fourth quarter gross margins somewhere in the 14 to 16 percent range, the same range we’re expecting for 2005 fiscal year estimate.

In the fourth quarter we expect to record another $2.0 million of non-recurring structuring charges, broken down as follows — a 1.1 million non-cash charge related to the write-down of a facility we’re closing and will place for sale during the fourth quarter and it is described previously. Another $700,000 is for severance-related manufacturing management restructuring charges, which includes around $500,000 that were slated to be recorded next fiscal year but will now fall into our 2004 fiscal year, given that our new year end will fall on December 31; and a write-off of approximately $200,000 costs relating to the early termination of the credit facility that was replaced on October 1. I will speak more about this issue in a couple of minutes.

We do not expect to record any significant restructuring charges in 2005. For our 2005 earnings estimate, we are including full 12 months for the Nanjing operation. That operation is projected to generate between $20 and $25 million in revenue for the packaged boiler business sold within China and add approximately $4 to $5 million of operating expenses.

Please turn to slide number 9 and we will review our firm backlog.

As Larry mentioned earlier, we booked $107 million of new orders during the third quarter. That figure includes roughly $10 million of orders on the Deltak China books, $6 million of which were already in Deltak China backlog as of July 30. The total bookings boosted our firm backlog at the end of September to $218 million, up nearly $47 million over the end of June.

Based on what we expect the book as both revenue and new orders during the fourth quarter, our year-end firm backlog could rise even more by the end of the year, especially if we are awarded one or more of the large projects we are tracking and have talked about previously.

Turning to slide number 10, which is our abbreviated cash-flow slide, you can see that we ended the quarter with approximately $32.5 million in cash, up slightly from the end of June but down $19 million from the beginning of the year.

On our second quarter call, we addressed the major reasons for the decline in cash since the start of the year, including approximately $7 million of payments on our previous credit facility as well as the impact of less favorable payment terms for a number of international projects we booked during the first half of this year.

However, since the close of the third quarter, as we have previously announced we closed a new $100 million credit facility on October 1. Full details of the new facility will be included in our next 10-Q filing. As of October 1, our total debt was just under $30 million. $25 million is borrowed under the new 5-year term note. And just under $5 million is borrowed in China under various loan agreements. Our cash balance at the beginning of October 1 was slightly over $30 million.

Turning to slide 12, you can see that our debt to cap ratio at the end of the fourth quarter remained low at 13 percent. Although not shown on the slide, based in the figures I just provided, we remained net debt free as of our debt refinancing date, October 1, after including impact of the new credit facility. With that, let’s open the call to questions. Bonnie? Can you queue them up for the question-and-answer session?

Questions and Answers

Sanjay Shrestha, First Albany - Analyst

First of all, congratulations here on these fantastic bookings. Just a couple of quick questions here. First one, in terms of those 6 large size projects that you guys were tracking when you had your quarterly conference call quarter ago I guess, it seems like the Mexico materialized. But I just wanted to get some sense in terms of how many of those actually really came in this quarter so that you had the — kind of the bookings that you did. And how many of them are still live and you’re still looking to book them maybe fourth quarter this year or beginning of ‘05?

Larry Edwards, Global Power Equipment Group - Chairman, President and Chief Executive Officer

Actually, the project I just mentioned — this is Larry — in Mexico is the one that was awarded. And fortunately we have that project. We’re going to fabricate it in Nanjing. The other 5, and there — a couple more have been added to that since our last call — they are still on the slate to be awarded yet. Some of those are in Southeast Asia and Europe that we spoke to. None of those have been awarded and none have gone away.

Sanjay Shrestha, First Albany - Analyst

Wow, okay. So when you — and also talking about the potential opportunity here in China, Larry, I think you mentioned that you are actually looking for more of the auxiliary power-related stuff in the fourth quarter this year rather than the first 6. And is that related to one of your major OEMs’ comment in their quarterly conference call that they shipped about — they are looking at about 8 or so turbines going into China? Is that what that’s related to and that’s not the part of the bundled buy?

Larry Edwards, Global Power Equipment Group - Chairman, President and Chief Executive Officer

Well, it’s a mixture. It’s units that are within the bundle buy and units that are outside of the bundle buy. We are of course going after both of those. It really doesn’t matter to us. But it’s in both areas actually.

Sanjay Shrestha, First Albany - Analyst

Okay. So kind of trying to gather then this $20 to $40 million additional — addition to the backlog by the end of 2004, I just want to be absolutely certain about this, that doesn’t take into consideration you actually winning turbine- related work in China in the fourth quarter of this year.

Larry Edwards, Global Power Equipment Group - Chairman, President and Chief Executive Officer

No, it does not, that’s right.

Sanjay Shrestha, First Albany - Analyst

Okay one last question and I will hop back in the queue. Obviously, steel is steel — it is the way it is. But in this margin guidance here of 14 to 16 percent, can you talk a little bit more about that and maybe try to quantify, because obviously the HRSG-related stuff tends to be a lower margin business for you guys. But if the auxiliary power kind of kicks-in in China, that should carry somewhat of a better margin.

Is there a pricing pressure from a competitive standpoint? Or is it and absolutely worst scenario that we’re looking at? And once steel stabilizes and starts to sort of trend down, are we going to start to see some nice growth in the margin front going into 2006?

Larry Edwards, Global Power Equipment Group - Chairman, President and Chief Executive Officer

Well, you are right in the assigning margins to our product offering. The HRSG has traditionally and still attracts smaller margins or larger projects, larger dollar projects. Competition seems to be stronger with HRSG as well. And as you move up to the auxiliary power equipment, we traditionally have better margins. And we’re already seeing signs of those margins improving, certainly in some of the bookings that we’re getting now. So I think in ‘05, we will see margins trending up again in auxiliary power.

And the other thing you didn’t mention, though, on our specialty boiler side, we’re doing really well there. And the margins, I think we commented on our call before, those are the highest margins of all. We have less competition in the sector as well. So we’re seeing improving revenue and improving margins in the specialty boiler side as well.

So on a combined basis, as I said in my comments, when we see steel prices stabilize, and let us do our job and work those through the system, we really believe you are going to see several percentage points higher margins as those work through our projects.

Sanjay Shrestha, First Albany - Analyst

Okay. So just to wrap this up, but — so in your guidance here of 14 to 16 percent, what are you sort of baking in — continuous rise in the price of steel, or the stabilizing of the price of steel, or steel prices potentially going down by the latter part of ‘05?

Larry Edwards, Global Power Equipment Group - Chairman, President and Chief Executive Officer

We’re baking in basically steel prices staying the same — roughly the same.

Jim Wilson, Global Power Equipment Group - Chief Financial Officer

Yes, staying at a high level.

Larry Edwards, Global Power Equipment Group - Chairman, President and Chief Executive Officer

A high level, but the same. Not retreating any.

Leone Young, Smith Barney CitiGroup - Analyst

Could you — also related to the margins, not to beat a dead horse, but Larry in your comments that you think margins can go back 3 to 4 percentage points, that’s also taking into account that — just the characteristics of the Chinese market in what competition you could find there?

Larry Edwards, Global Power Equipment Group - Chairman, President and Chief Executive Officer

Leone, it’s more than just I think just the Chinese market. It’s markets in general. I think we’re starting to see some of these costs, not just us, but our competitors were able to pass some of these costs along. We’re starting to see some improvement in margins already. And part of that is simply demand driven. We’re starting to see better demand in some of these markets and believe it or not, even some capacity constraints on the part of the supplier base, our competitors. So, it’s rationalizing these steel prices. And I think demand is what’s created trending these up, both in China and elsewhere.

Leone Young, Smith Barney CitiGroup - Analyst

So to wrap that up then, it’s really a function of steel prices and not the level of profitability that you think will be ongoing, say for instance as you move into Southeast Asia?

Larry Edwards, Global Power Equipment Group - Chairman, President and Chief Executive Officer

That’s exactly right. We can attribute most of this erosion to steel prices. It’s been incredible — you see the numbers. You see the statistics. It’s been an incredible impact to our business as well as others.

Leone Young, Smith Barney CitiGroup - Analyst

And how quickly can you start to recoup those steel prices? What is the lag factor here?

Larry Edwards, Global Power Equipment Group - Chairman, President and Chief Executive Officer

We’re doing it now. There are a lot of programs in place — a lot of initiatives that we have internally to do that. And we’re very hopeful by the second half of next year we will start to see those pay off. It’s a gradual process. But we’re already seen good signs of that, really.

Leone Young, Smith Barney CitiGroup - Analyst

Lastly, on the revenue side, obviously that’s a very nice pickup in 2005 revenue guidance. And I was wondering if you could give us a little color as to what is baked into that vis-à-vis what you see coming in the fourth quarter, and maybe a little color into what gets pushed into 2005.

Jim Wilson, Global Power Equipment Group - Chief Financial Officer

Yes, just in terms of the division by segment Leone, it’s going to be probably more like two-thirds HRSG segment and on-third auxiliary power, which is quite a bit different than what we’re seeing right now because it’s about 50 to 50. So we’re going to be seeing a lot more on that side. And then the composition of that, kind of in reference to some of the margins, the composition of that is going to be a lot more really large projects in there, which as Larry mentioned have a historically little bit lower margin just because of the sheer size of the projects, or lower margin in terms of percentage.

Leone Young, Smith Barney CitiGroup - Analyst

So it is in essence baking in some of these things you see coming into the backlog early in 2005 then?

Larry Edwards, Global Power Equipment Group - Chairman, President and Chief Executive Officer

Right.

Rich Wesolowski, Sidoti & Company - Analyst

I was hoping, aside from the steel, on the margin subject competitive pressures were mentioned a couple times. I was hoping you can expand on either the geographic markets or the product offering — is that you’re seeing a big difference in the competition versus a year ago.

Larry Edwards, Global Power Equipment Group - Chairman, President and Chief Executive Officer

There’s really not much of a difference, basically the same players in the markets and product offerings that we’ve had in the past. I think probably the only surprise, or maybe a little bit of a disappointment, is that there were — as in any industry, there are rumors and so on of people maybe exiting our space and — which in some markets and some product offerings that would’ve been a good thing. But that did not happen. And essentially, the playing field is the same playing field that we had a year ago.

Rich Wesolowski, Sidoti & Company - Analyst

Okay. Another statement in the release was that the recent acquisition was instrumental in getting business outside of China. I know you guys mentioned the Mexico job. Were there any other markets? And could you describe how the acquisition helped to get that business?

Larry Edwards, Global Power Equipment Group - Chairman, President and Chief Executive Officer

As you mentioned, the Mexico job is the most noteworthy job. That particular project, even though it’s destined for Mexico, had a requirement that it would be built in China. I don’t want to be too specific here, but there are other projects that fall in to the same category. The reason for that is cost, because the cost basis of China-produced projects generally — a lot of factors go into this obviously, the biggest factor being transportation. They are generally cheaper to build in China than other places.

So we’re using it as a marketing tool. We’re inviting customers to our facility. We hosted a very large customer there, in fact, yesterday. And they were well pleased. We’re doing that with almost any of the customers that we think would be attracted to this facility. But it is cost driven.

Greg Macosko, Lord Abbett - Analyst

I know we’ve talked an awful lot about the gross margins. But I want to understand. The first half of the year, are you saying that basically the gross margins based on the contract wins, etc. and price of steel that you’ve locked in, you really are — those gross margins are in effect locked in?

Jim Wilson, Global Power Equipment Group - Chief Financial Officer

That is essentially correct. These are fixed-price contracts. And so once we get these orders, we do everything we can to try to lock in as much as we can on the purchasing side. But that’s really not possible on everything. To the extent that prices continue to escalate, that’s where the margins have gone down. And so like I said, we’re trying to do everything we can and trying to at least lock in the margins — which we’re estimating these.

Greg Macosko, Lord Abbett - Analyst

And so, no matter what steel does, your gross margin should not be affected that much, other than if there is greater volume on an overhead basis?

Jim Wilson, Global Power Equipment Group - Chief Financial Officer

That’s pretty well correct. Greg, I guess the other thing is, we don’t get a lot of walk through over the transom in such a short period of time that it would convert to revenue in that 3 or 4-month basis. So it’s pretty much what we have in our backlog today — is what we based our margin guidance on.

Greg Macosko, Lord Abbett - Analyst

What about Mexico?

Jim Wilson, Global Power Equipment Group - Chief Financial Officer

That’s in that.

Greg Macosko, Lord Abbett - Analyst

But Mexico happened within a couple of months, right?

Larry Edwards, Global Power Equipment Group - Chairman, President and Chief Executive Officer

Yes, in fact it happened approximately 2 weeks ago. But that’s part of that guidance. In fact, if anything in Mexico, it was one where we did not really see much competition for bidding that particular job — simply dealing with our customer on a negotiated basis.

Greg Macosko, Lord Abbett - Analyst

Okay, but that is a unique situation, Mexico?

Larry Edwards, Global Power Equipment Group - Chairman, President and Chief Executive Officer

That was very unique and probably not unique going forward, though.

Greg Macosko, Lord Abbett - Analyst

So in other words, there could be more Mexicos in the future?

Larry Edwards, Global Power Equipment Group - Chairman, President and Chief Executive Officer

There was something in I think from the trade press that really talked about how big Mexico — and how much it will be spending over the next 9 or 10 years. It’s also quite — billions of dollars.

Greg Macosko, Lord Abbett - Analyst

I see. But again, there could be sort of last-minute projects or it could come up more quickly than is normal for your industry?

Larry Edwards, Global Power Equipment Group - Chairman, President and Chief Executive Officer

Yes, that’s true. There’s a lot of activity in Asia, particularly Southeast Asia. Things are improving fairly rapidly. So if I was to pick an area where that is likely to happen, it would be in that area. It is demand driven, which is the best kind of requirements to have.

Greg Macosko, Lord Abbett - Analyst

So we could see something similar to that in Asia as well — possibly?

Larry Edwards, Global Power Equipment Group - Chairman, President and Chief Executive Officer

It’s possible, yes.

Bob Zwerneman, Global Power Equipment Group - Director of Investor Relations

Are there any further questions?

Operator

At this time, there are no further questions.

Bob Zwerneman, Global Power Equipment Group - Director of Investor Relations

Well, with that, thank you Bonnie. And thanks to everyone for participating in this morning’s conference call. Before we close, I would like to refer everyone to slide 2 that we showed earlier, as well as our press release and Web site, for the Safe Harbor and Reg G. compliance statements.

Also, our call has been taped today. And the replay will be available until November 9 by dialing 800-340-2806, or outside of North America at 801-350-8082. No pin code is needed to access that replay. Again, those numbers are at 800-340-2806 or outside North America at 801-350-8082. We will also have an archive posted on the homepage of our Web site. Thank you for participating. This concludes our call.